EXHIBIT 10.2
WAIVER AGREEMENT
     THIS WAIVER AGREEMENT (this “Agreement”) is made and entered into as of May 11th 2009, by and among Mr. Alexander Otto (the “Purchaser”) and Developers Diversified Realty Corporation (the “Company”).
RECITALS
     A. WHEREAS, on February 23, 2009, the Purchaser and the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), which provides for the purchase and sale of those certain shares of the Company as defined therein;
     B. WHEREAS, as an inducement to enter into the Stock Purchase Agreement, and as one of the conditions to the consummation of the transactions contemplated by the Stock Purchase Agreement, the parties agreed to enter into a waiver agreement relating to a waiver of the Related Party Limit (as defined below);
     C. WHEREAS, the number of shares to be purchased by the Purchaser pursuant to the Stock Purchase Agreement and owned by the Purchaser as of the date hereof would exceed the Related Party Limit;
     D. WHEREAS, the Board of Directors of the Company (the “Board”) has agreed to waive application of the Related Party Limit (as defined below) on the terms and conditions set forth below; and
     E. WHEREAS, the purpose of this Agreement is to set forth the parties’ agreements and respective obligations regarding the waiver of the Related Party Limit.
     Unless otherwise provided, all capitalized terms shall have the meaning ascribed to them in Section 1.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Definitions. For purposes of this Agreement:
     (a) “Articles” means the Second Amended and Restated Articles of Incorporation of the Company, as amended, attached hereto as Exhibit A.
     (b) “Business Days” means any day on which national banks are open for business in the City of New York.
     (c) “Code” means the United States Internal Revenue Code of 1986, as amended.

     (d) “Common Shares” has the meaning set forth in the Articles.
     (e) “Constructive Ownership” has the meaning set forth in Section 4(b) of Division B of the Articles.
     (f) “Exempt Holder” has the meaning set forth in Section 4(a) of Division B of the Articles.
     (g) “Person” has the meaning set forth in Section 4(a) of Division B of the Articles.
     (h) “Related Party Limit” has the meaning set forth in Section 4a) of Division B of the Articles.
     2. Purchaser Representations and Agreements.
     (a) As of the date hereof, the Purchaser represents that none of (i) the Purchaser, (ii) any Person who is listed in the definition of Exempt Holder in the Articles (each a “Member”), or (iii) any Person who Constructively Owns Common Shares in excess of the Related Party Limit as a result of Constructively Owning Common Shares Constructively Owned by the Purchaser or a Member (Persons described in clauses (i), (ii), and (iii) being collectively referred to herein as the “Owners”), Constructively Owns 10% or more of any interest described in Section 856(d)(2)(B) of the Code (an such interest described in Section 856(d)(2)(B) being referred to herein as a “Relevant Equity Interest”) of any Person that is (A) a tenant of the Company, a tenant of any entity the income of which is included in the determination of the Company’s REIT taxable income, or a tenant of any real estate investment trust in which the Company owns a Relevant Equity Interest of at least 10% and (B) listed on Schedule 1 hereto (the “Original Tenant Schedule”). Each tenant listed in the Original Tenant Schedule or any updates of the Original Tenant Schedule (collectively and individually, such updated schedules and the Original Tenant Schedules are referred to herein as a “Tenant Schedule”) shall be referred to herein as a (“Disclosed Tenant”). Each tenant identified as an owned tenant on Schedule 1 is referred to herein as an (“Owned Tenant”).
     (b) At the end of each calendar quarter of the Company, the Company shall provide the Purchaser an updated Tenant Schedule. The Purchaser, within twenty Business Days of receipt of an updated Tenant Schedule, shall inform the Company of any tenant on such updated Tenant Schedule in which any Owner Constructively Owns a Relevant Equity Interest of at least 10%. If the Purchaser informs the Company of any such tenant, such tenant shall also be considered an Owned Tenant (i) if such tenant appeared on such updated Tenant Schedule for the first time (i.e., the tenant was not listed on the Original Tenant Schedule, a previous updated Tenant Schedule or on a notice of new tenants under the procedure set forth in Section 2(c)) or (ii) with respect to leases entered into with such tenant after such tenant has been identified by the Purchaser.
     (c) The Company will notify the Purchaser from time to time of material (individually or in the aggregate) prospective leases with tenants not previously identified as Disclosed Tenants (including tenants of properties the Company is considering acquiring, directly or indirectly). The Purchaser, within five Business Days of receipt of such notice, shall inform the Company of any such tenant in which any Owner Constructively Owns a Relevant Equity Interest of at least 10% (an “Identified Tenant”). If the Company executes a lease with such Identified Tenant, such tenant shall be considered an Owned Tenant. If the Purchaser does not inform the Company that such tenant is an Identified Tenant within five Business Days of receiving notice and if the Company executes a lease with such tenant, the Company shall notify the Purchaser of such lease and such tenant will thereafter be considered a Disclosed Tenant. If the Company enters into a lease with a tenant not previously identified as a Disclosed Tenant without notifying Purchaser in accordance with this Section 2(c) and if any Owner Constructively Owns a Relevant Equity Interest of at least 10% in such tenant, such tenant shall be considered an Owned Tenant.
     (d) The Purchaser agrees not to take any action to acquire, and to cause Owners under his control not to take any action to acquire, Constructive Ownership of 10% or more of the Relevant Equity Interest of Disclosed Tenants. The Purchaser will make reasonable efforts to share the Tenant Schedules with Owners not under his control and to advise them not to acquire Constructive Ownership of Relevant Equity Interests in Disclosed Tenants and to advise the Purchaser of any such acquisitions. If the Purchaser determines that any Owner has acquired Constructive Ownership of 10% or more of the Relevant Equity Interests of a Disclosed Tenant, the Purchaser shall inform the Company as soon as reasonably possible, but in no event more than five Business Days after such discovery. Such a tenant shall be treated as an Owned Tenant only with respect to leases entered into after the Purchaser informs the Company of such ownership.
     (e) By the 15th day of each of January, April, July, and October, the Company shall provide the Purchaser a projection of gross income of the Company (as determined for purposes of Sections 856(c)(2) and 856(c)(3) of the Code) for that calendar year (“Projected Gross Income”). The Purchaser agrees that if (i) an Owner is a Constructive Owner of 10% or more of the Relevant Equity Interests of a Disclosed Tenant that is not an Owned Tenant and (ii) at such time projected rents (as determined for purposes of Sections 856(c)(2) of the Code) for the calendar year from Disclosed Tenants in which any Owner Constructively Owns a Relevant Equity Interest of at least 10% (“Related Tenant Rents”) (the date on which both conditions (i) and (ii) are satisfied shall constitute the “Default Event”) would exceed 1.0% of Projected Gross Income as set forth on the most recent projections existing on the Relevant Date, (as hereinafter defined), the waivers granted pursuant to Section 3 shall be terminated as of the date immediately prior to the date of the Default Event (the “Relevant Date”) with all resulting consequences under the Articles; provided, however, that Related Tenant Rents do not include rents from Owned Tenants.
     (f) The Purchaser and the Company hereby agree to use their best efforts to mutually implement updated procedures mutually agreed upon to make the procedures for ensuring satisfaction by the Company and any real estate investment trust described in Section 2(a)(A) of Sections 856(c)(2) and 856(c)(3) of the Code more effective.
     3. Company Agreements.

     The Board has granted waivers from the Related Party Limit to the Owners in excess of the Related Party Limit pursuant to its authority provided in Section 4(l)(iii) of Division B of the Articles. A copy of the Board resolution granting such waiver is attached as Exhibit B hereto.
     4. Miscellaneous.
     (a) Survival. The representations, warranties, and agreements of the Company and the Purchaser contained in this Agreement shall survive delivery of this Agreement and shall remain in full force and effect, regardless of any investigation made by or on behalf of them or any person controlling them.
     (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     (d) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any party hereto without prior written consent of the other party hereto. The Purchaser may assign his rights and obligations under this Agreement to any Exempt Holder to whom he has transferred actual ownership of his Common Shares; provided, however that Purchaser shall not be relieved of his obligations under the first two sentences of Section 2(d) under this Agreement by any such assignment.
     (e) Termination. This Agreement shall terminate on the date upon which the waiver granted pursuant to Section 3 terminates pursuant to Section 2.2(d).
     (f) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     (g) Cooperation. The Company agrees to cooperate fully with the Purchaser and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the Purchaser to carry out the intent and purpose of this Agreement.
     (h) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     (j) Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by facsimile) and shall be delivered (a) in person or by courier or overnight service, or (b) by facsimile transmission, as follows:
     If to the Company:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attention: Chief Executive Officer
Telephone: (216) 755-5500
E-mail: SWolstein@ddr.com
     with a copy (which shall not constitute notice) to:
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attention: General Counsel
Telephone: (216) 755-5500
E-mail: DWeiss@ddr.com
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: Michael J. Solecki
Telephone: (216) 586-7103
E-mail: mjsolecki@jonesday.com
     If to the Purchaser:
KG CURA Vermögensverwaltung G.m.b.H. & Co.
Wandsbeker Str. 3-7
D-22179 Hamburg
Germany
Attention: Mr. Wilhelm
Telephone: 0049 40 6461 1286
E-mail: wilhelm@kgcura.de
     with a copy (which shall not constitute notice) to:
Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Mark F. McElreath
Telephone: (212) 210-9595
E-mail: mark.mcelreath@alston.com

     or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 4(i). Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.
     (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.
     (l) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Scott A. Wolstein
Name:	Scott A. Wolstein
Title:	Chief Executive Officer

MR. ALEXANDER OTTO
/s/ Alexander Otto